Exhibit 10.29

June 1, 2005

McNamara Family Irrevocable Trust Under

Agreement Dated December 17, 2004

c/o Dorsey & Whitney LLP

250 Park Avenue

New York, New York 10177

Attention: Wesley Fredericks, Esq. as trustee

McNamara Family Trust

c/o Lucy McNamara

10202 Sycamore Cir.

Villa Park, Ca. 92861

Attention: Lucy McNamara as trustee

OMP, Inc.

310 Golden Shore

Long Beach, California 90802

Obagi Medical Products, Inc.

310 Golden Shore

Long Beach, California 90802

Re:           Subordination

Ladies and Gentlemen:

Reference hereby is made to (i) that certain Credit Agreement dated as of January 28, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OMP, Inc., a Delaware corporation (“Borrower”), Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as such term is defined in the Credit Agreement), and the Lenders; and (ii) that certain Investor’s Rights Agreement dated as of April 1, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Inventor’s Rights Agreement”) among Obagi Medical Products, Inc., a Delaware corporation (“Holdings”), Austin T. McNamara (“McNamara”), the McNamara Family Irrevocable Trust Under Agreement Dated December 17, 2004 (“Trust”) and the McNamara Family Trust (the “Family Trust”, and together with the Trust, the “McNamara Trusts”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

Holdings and each of the McNamara Trusts hereby covenants and agrees that no repurchase (“Repurchase”) of any shares of Common Stock (as such term is defined in the Investor’s Rights Agreement) pursuant to Section 5.1 of the Investor’s Rights Agreement shall be made, or permitted or required to be made, either in cash, by way of set-off or otherwise if the making of such Repurchase, or any distribution by Borrower to Holdings to fund any such Repurchase, is prohibited (or otherwise not expressly permitted) under the terms of the Credit Agreement; provided, that Section 5.4 of the Credit Agreement may not be amended, restated, supplemented or otherwise modified in any way materially adverse to either of the McNamara Trusts without the prior written consent of each McNamara Trust so affected.

If either McNamara Trust receives the proceeds of any Repurchase in violation of this letter agreement, such proceeds shall not be commingled with any asset of such McNamara Trust, shall be held in trust by such McNamara Trust for the benefit of the Administrative Agent and shall be promptly paid over to the Administrative Agent, or its designated representative, for application (in accordance with the Credit Agreement) to the payment of the Obligations.

In the event of any insolvency or bankruptcy proceedings relative to the Borrower, Holdings, or any of their respective Affiliates or any of their respective property or assets, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower, Holdings or any of their respective Affiliates or any distribution or marshaling of their respective assets or any composition with creditors of the Borrower, Holdings or any of their respective Affiliates, whether or not involving insolvency or bankruptcy, or if the Borrower, Holdings or any of their respective Affiliates shall cease its operations, call a meeting of its creditors or no longer does business as a going concern, except in each instance, as may otherwise be permitted pursuant to the Credit Agreement (each individually or collectively, an “Event of Insolvency”), then, in any such case, all Obligations shall be paid in full and satisfied in cash before any Repurchase (whether in cash, securities or other property) may or shall be consummated pursuant to the terms of the Investor’s Rights Agreement.

Each McNamara Trust hereby agrees not to amend, modify or supplement the Investor’s Rights Agreement as in effect on the date hereof, or enter into any other agreement, document or instrument, in each case the effect of which is to amend or otherwise modify any term or provision with respect to Repurchases under the Investor’s Rights Agreement.

No McNamara Trust shall initiate any judicial proceeding or other action against Holdings or the Borrower to require a Repurchase pursuant to the Investor’s Rights Agreement or otherwise take any action to enforce its respective rights under the Investor’s Rights Agreement or applicable law with respect to the Investor’s Rights Agreement until all Obligations have been paid in full and the Revolving Loan Commitment has been terminated.

Each McNamara Trust hereby agrees that the failure or inability of Holdings to consummate a Repurchase, or the failure of Borrower to make any distribution to Holdings to fund any such Repurchase, in accordance with the terms of the Investor’s

Rights Agreement due to the application of this letter agreement shall not constitute an event of default or breach by Holdings under the Investor’s Rights Agreement.

The terms of this letter agreement, the subordination effected hereby, and the rights and the obligations of Holdings, the Borrower, the Administrative Agent and each McNamara Trust arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by any amendment or modification of or supplement to the Credit Agreement, any of the other Financing Documents or the Investor’s Rights Agreement. The provisions of this letter agreement shall continue to govern the relative rights and priorities of the Administrative Agent and the McNamara Trusts even if all or part of the Obligations are subordinated, set aside, avoided or disallowed in connection with any Event of Insolvency as a result of the fraudulent conveyance or fraudulent transfer provisions under the Bankruptcy Code or under any state fraudulent conveyance or fraudulent transfer statute or if any interest accruing on the Obligations is otherwise disallowed and this letter agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Administrative Agent, any Lender or any representative thereof.

Borrower, Holdings and each McNamara Trust agree that no shares of Common Stock shall be sold or otherwise transferred by any McNamara Trust to any Person unless such Person enters into an agreement with the Administrative Agent substantially similar to this letter agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the undersigned has duly authorized and executed this letter agreement as of the date first above written.

MERRILL LYNCH CAPITAL, a division
of Merrill Lynch Business Financial
Services Inc., as Administrative Agent

		By:	/s/ Luis Viera
		Name :	Luis Viera
		Title:	Vice President

ACKNOWLEDGED AND AGREED
as of the date first above written by:

MCNAMARA FAMILY IRREVOCABLE
TRUST UNDER AGREEMENT
DATED DECEMBER 17, 2004

By:	/s/ Wesley Fredericks, Esq.
Name:	Wesley Fredericks, Esq.
Title:	Trustee

MCNAMARA FAMILY TRUST

By:	/s/ Lucy McNamara
Name:	Lucy McNamara
Title:	Trustee

OMP, INC.

By:	/s/ Curtis Cluff
Name:	Curtis Cluff
Title:	Chief Financial Officer

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ Curtis Cluff
Name:	Curtis Cluff
Title:	Secretary